EXHIBIT 23.6

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-4 of Automatic Data Processing, Inc. of our report dated January 31, 1997 appearing on page 15 of The Vincam Group, Inc.'s Form 10-K/A No. 1 for the year ended December 31, 1997, relating to the financial position of Staff Administrators, Inc. and its subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-4.


/s/ Ehrhardt Keefe Steiner & Hottman PC
    -----------------------------------
    Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
February 5, 1999